EXHIBIT 8

AMENDMENT TO STOCKHOLDERS AGREEMENT

This is an Amendment of the Stockholders Agreement executed in February 2004 among Shimon Alon, Aki Ratner, Ron Zuckerman, GF Capital Management & Advisors, LLC, Peter Luggen, Sharon Kotlicki-Pery, Avishai Kotlicki, Genia Kotlicki and Barrossa Finance Ltd. (hereinafter collectively referred to as the “Investors” and each individually referred to as an “Investor”).

WHEREAS the Investors wish to amend the Stockholders Agreement while leaving its remaining terms and conditions in full force and effect;

NOW THEREFORE the Investors, through their authorized representatives, hereby agree to amend the Stockholders Agreement as follows:

1.         Except as specifically modified by this Amendment, the terms and conditions of the Stockholders Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and the terms of the Stockholders Agreement, the terms of this Amendment shall control.

2.        The parties hereby agree to amend the list of securities of Attunity Ltd. itemized in Appendix A to include the following additional securities as paragraph 3:

“In addition, the Investors have purchased 261,842 warrants with an exercise price of $2.75, expiring January 23, 2008, from WPG Select Technology Fund, L.P., WPG Select Technology QP Fund, L.P., WPG Select Technology Overseas, L.P., and WPG Software Fund, L.P. for $52,368.40. (the “WPG Warrants”)"

3.         The parties hereby agree to amend the list of securities of Attunity Ltd. itemized in Appendix B to include a description of the distribution of the WPG Warrants as follows:

Name of Purchaser	Warrants	Purchase Price

1. Shimon Alon	48,179	$9,635.80
2. Ronald Zuckerman	48,179	$9,635.80
3. Sharon Kotlicki-Pery	24,089	$4,817.80
4. Avishai Kotlicki	12,045	$2,409.00
5. Genia Kotlicki	12,045	$2,409.00
6. GF Capital Management & Advisors LLC	28,907	$5,781.40
7. Peter Luggen	19,272	$3,854.40
8. Barossa Finance Ltd.	48,179	$9,635.80
9. Aki Ratner	20,947	$4,189.40

Total	261,842	$52,368.40

4.         The Investors hereby agree to replace Section 3(b) of the Stockholders Agreement in its entirity with the following sentence:

“(b) Allocation of Exercise Price. In the event Messrs. Zuckerman, Ratner and Alon, in any combination of two signatures thereof, exercise the Investors’ option to purchase the Convertible Debentures or exercise all or a portion of the Series A and/or series B Warrants and/or WPG Warrants described in Appendix A, then each Investor shall contribute a pro rata portion of the exercise price corresponding to his/its investment interest itemized in Appendix B hereto.”

5.         This Amendment, and the Stockholders Agreement constitute the entire agreement and understanding between the Investors, and supersede any prior written or oral agreements. Any modifications to this Amendment or the Stockholders Agreement must be in writing and signed by authorized representatives of the Investors.

IN WITNESS WHEREOF, the Investors hereto have caused this Amendment to the Stockholders Agreement to be executed on the _ of March, 2006, by their duly authorized representatives.

________________________	_____________________
Shimon Alon	Sharon Kotlicki-Perry

________________________	_____________________
Ron Zuckerman	Genia Kotlicki

__________________________________	_____________________
GF Capital Management and Advisors LLC	Avishai Kotlicki

_________________________	_____________________
Peter Luggen	Aki Ratner

__________________________
Barrossa Finance Ltd.